Exhibit 1.01

The Clorox Company
Conflict Minerals Report
for the Year Ended December 31, 2017

This Conflict Minerals Report (this “Report”) of The Clorox Company (the “Company” or “Clorox”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), for the reporting period from January 1, 2017, to December 31, 2017.

Rule 13p-1 requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in Rule 13p-1 are necessary to the functionality or production of those products. The specified minerals are columbite-tantalite (coltan), cassiterite, gold, and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten (the “Covered Minerals”). The “Covered Countries” for the purposes of Rule 13p-1 and this Report are the Democratic Republic of the Congo and countries that share an internationally recognized border with the Democratic Republic of the Congo (the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola).

Overview

The Company manufactures and markets consumer and professional products, selling its products primarily through mass retail and grocery outlets, warehouse clubs, dollars stores, e-commerce channels, military stores and other retail outlets, and medical supply distributors. Clorox brand names include its namesake bleach and cleaning products, Pine-Sol® cleaners, Liquid-Plumr® clog removers, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and container products, Kingsford® charcoal, Hidden Valley® dressings and sauces, Brita® water-filtration products, Burt’s Bees® natural personal care products, Renew Life® digestive health products and Rainbow Light®, Natural Vitality® Neocell® and Stop Aging Now® dietary supplements. The Company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. Very few of the Company’s products, whether the Company manufactures them or contracts for their manufacture, contain Covered Minerals that are necessary to the functionality or production of those products. The products that the Company manufactures or contracts to manufacture that contain Covered Minerals are its water filtration products, laundry additives and personal care products.

Description of Reasonable Country of Origin Inquiry

The Company has designed and conducted a good faith reasonable country of origin inquiry to determine whether any of the Covered Minerals contained in its products originated in a Covered Country or might be from recycled or scrap sources. The Company designed its reasonable country of origin inquiry based on a review of the relevant due diligence guidance approved by the Organisation for Economic Co-operation and Development, the Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. The Company’s reasonable country of origin inquiry is described below.

Governance and Management Systems

The Company maintains standards for its suppliers, which are set forth in its Business Partner Code of Conduct (the “Business Partner Code”) and can be found at https://www.thecloroxcompany.com/who-we-are/corporate-governance/codes-of-conduct/. Among other things, the Business Partner Code requires the Company’s suppliers to implement programs to ensure that products do not contain restricted, banned, or unlawfully taken or traded materials, to disclose to the Company the supplier’s due diligence efforts to determine whether its supply chain is free of minerals or materials that finance conflict in the Democratic Republic of the Congo and surrounding countries, or from other countries designated as part of a conflict region, and to provide relevant documentation to the Company upon its request.

In conducting its good faith reasonable country of origin inquiry, the Company used a cross-functional team and designated a single Company contact to coordinate and communicate with its suppliers. The Company also has internal management and record-keeping systems for its Covered Minerals inquiries to facilitate the review and assessment of the supplier responses.

Risk Assessment

The Company’s preliminary risk assessment included a survey of all purchased raw materials, contract manufacturing arrangements, licensees and joint ventures to identify materials and products with a risk of containing Covered Minerals. After identifying the categories of products that might contain Covered Minerals, the Company sent questionnaires to the suppliers in these product categories.

This questionnaire was based on a form created by the Electronic Industry Citizenship Coalition-Global e-Sustainability Initiative. The Company’s survey included questions relating to:

●	confirmation of whether the supplier supplied Covered Minerals to the Company;
●	whether the supplier deemed the Covered Minerals to be necessary to the functionality of the product(s) provided to the Company by the supplier;
●	whether such Covered Minerals were from recycled or scrap sources;
●	whether such Covered Minerals originated from the Covered Countries;
●	from which country/countries such Covered Minerals originated and what diligence the supplier performed to ensure Covered Minerals do not directly or indirectly finance or benefit armed groups in the Covered Countries; and
●	whether the supplier had a conflict-free sourcing policy.

During the supplier survey period, suppliers received up to six reminder notifications from the Company’s survey management system, as well as email and telephone follow-ups by the Company’s sourcing contact for that supplier. The Company reviewed and cataloged the responses to the questionnaires as well as other information it received from suppliers regarding their due diligence efforts to identify the countries of origin of any Covered Minerals, as contemplated by the Business Partner Code.

Results of Good Faith Reasonable Country of Origin Inquiry and Due Diligence

A very small number of suppliers responded that the supplies they sold to the Company contained Covered Minerals. Of these suppliers, one supplier indicated that it had acquired from its sub-tier supplier (the “Reporting Sub-tier Supplier”) components that may have contained Covered Minerals sourced from the Covered Countries (and not 100% from scrap or recycled sources). All of the other suppliers that responded that they had sold supplies to the Company that contained Covered Minerals were able to confirm, with supporting documentation and/or explanation, that such Covered Minerals did not originate from the Covered Countries or were from recycled or scrap sources. To further test and assess these results, the Company conducted due diligence by following up in the first instance via email and/or telephone calls with these suppliers to obtain additional information. All of the other suppliers that responded to the questionnaires advised the Company that the materials or products they sold to the Company did not contain Covered Minerals.

The Reporting Sub-tier Supplier provided to the Company’s supplier a Conflict Free Sourcing Initiative’s Conflict Minerals Reporting Template. Pursuant to the Company’s discussions with its supplier, the Conflict Free Sourcing Initiative’s Conflict Minerals Reporting Template indicated that the Reporting Sub-tier Supplier was able to identify 100% of the smelters that provided the Covered Mineral that the Reporting Sub-tier Supplier used to manufacture the one product that contains a Covered Mineral that the Reporting Sub-tier Supplier sold to the Company’s supplier for its further sale to the Company, and that the Reporting Sub-tier Supplier had determined that one smelter (Malaysia Smelting Corporation (MSC) CID001105) may have acquired tin from the Covered Countries. The Company determined that the aforementioned smelter is listed on the Conflict Free Sourcing Initiative’s “compliant smelter” list.

Risk Mitigation/Future Due Diligence Measures

The Company intends to continue to comply with Rule 13p-1 on an annual basis and expand or narrow the scope of future due diligence measures in light of any changes to the interpretations of Rule 13p-1. It will review the adequacy of its due diligence measures to assess the source and chain of custody and work with its suppliers to increase the transparency of their supply chain. In this regard, the Company expects to continue to engage with its suppliers to obtain current, accurate and complete information about their supply chain and to evaluate the Company’s due diligence measures to identify more efficient and effective means to obtain current, accurate and complete information about its supply chain.

Availability of Report

The information contained in this report is publicly available at https://www.thecloroxcompany.com/wp-content/uploads/Clorox_Conflict_Minerals_Disclosure.pdf

Cautionary Statement on Forward-Looking Statements

This Report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. These forward-looking statements are subject to various risks, uncertainties and other factors, including, among other matters, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source conflict minerals, and political and regulatory developments, whether in the Covered Countries, the United States or elsewhere. The Company’s forward-looking statements in this Report are based on management’s current views, beliefs and assumptions regarding future events. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.